Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Institutional Trust

We consent to the use of our reports dated April 20, 2017 with respect to the financial statements of Western Asset SMASh Series M Fund, Western Asset SMASh Series C Fund, Western Asset SMASh Series EC Fund, and Western Asset SMASh Series TF Fund, each a series of the Legg Mason Partners Institutional Trust, as of February 28, 2017, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

June 16, 2017